Exhibit 34.10

KPMG LLP 2500 Ruan Center 666 Grand Avenue Des Moines, IA 50309

Report of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo Bank,

N.A.:

We have examined Wells Fargo Bank, N.A.’s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for its primary servicing of residential mortgage loans, other than the servicing of such loans for the Company and its affiliates, Freddie Mac, Fannie Mae, Ginnie Mae, or a Federal Home Loan Bank (but including the servicing of loans for FHLB Shared Funding securitizations) (the Platform), except for servicing criteria 1122(d)(1)(iii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2013. Exhibit B to the 2013 Certification Regarding Compliance with Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying 2013 Certification Regarding Compliance with Applicable Servicing Criteria, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(vi), 1122(d)(4)(iv), 1122(d)(4)(xi) and 1122(d)(4)(xiii), the Company engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International

Cooperative (“KPMG International”), a Swiss entity.

Our examination disclosed the following material noncompliance with servicing criterion 1122(d)(2)(i), as applicable to the Company during the year ended December 31, 2013. The Company identified certain loan payments which were not deposited into the appropriate custodial bank accounts within two business days of receipt, as prescribed by Regulation AB.

In our opinion, except for the material noncompliance described above, Sample Company complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(2)(vi), 1122(d)(4)(iv), 1122(d)(4)(xi) and 1122(d)(4)(xiii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2013.

We do not express an opinion or any form of assurance on the statement in paragraph 1(b) of Exhibit C to the Company’s 2013 Certification Regarding Compliance with Applicable Servicing Criteria.

/s/ KPMG LLP

Des Moines, Iowa

February 28, 2014